Exhibit 4.2

Execution Version

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of August 19, 2020, among Venator P&A Spain S.L.U. (the “Guaranteeing Subsidiary”), a subsidiary of Venator Materials PLC (or its permitted successor), Venator Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce under number B215641, and Venator Materials LLC, a Delaware limited liability company (together, the “Issuers”), Wilmington Trust, National Association, as trustee (the “Trustee”) and Wilmington Trust, National Association, as notes collateral agent (the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of the Issuers and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (as amended to date, the “Indenture”), dated as of May 22, 2020, providing for the issuance of an unlimited aggregate principal amount of 9.500% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.       Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.       Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article XI thereof.

3.       Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.       Waiver of Jury Trial. THE GUARANTEEING SUBSIDIARY, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture, including through electronic signature. Each signed copy shall be an original, but all of them together represent the same agreement.

6.       Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7.       The Trustee and the Notes Collateral Agent. In entering into this Supplemental Indenture, the Trustee and the Notes Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee or the Notes Collateral Agent, as applicable, whether or not elsewhere herein so provided. Neither the Trustee nor the Notes Collateral Agent makes any representations as to the validity, execution or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee or the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent takes any responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Issuers.

8.        Spanish Particularities.

(a)        The Guaranteeing Subsidiary agrees that, at its sole cost and expense, this Supplemental Indenture (which includes as an attachment the Indenture and any other Supplemental Indentures amending its terms), is formalized by such Guaranteeing Subsidiary, the Trustee and the Notes Collateral Agent, as a Spanish Public Document (escritura pública or póliza intervenida, at the choice of the Trustee and Notes Collateral Agent) for the purpose of Article 517 et seq. of the Spanish Law of Civil Procedure (Law 1/2000 of 7th January) (Ley de Enjuiciamiento Civil).

(b)       For the purpose of Article 571 et seq. of the Spanish Law of Civil Procedure:

(i) the amount due and payable under the Indenture that may be claimed in any executive enforcement proceedings will be contained in the schedule of calculations supplied by the Issuers to the Trustee in accordance with Section 7.2(n) of the Indenture, and will reflect the amounts owed by the Issuers and/or the Guarantors, calculated in accordance with the terms and conditions of the Indenture, all in accordance with Section 12.16 (Spanish Provisions Relating to Executive Proceedings) of the Indenture; and

(ii) the Notes Collateral Agent or the Trustee may (at the cost of the relevant Spanish Guarantor) have the referred schedule of calculations notarized.

(c)       In accordance with Section 12.16 (Spanish Provisions Relating to Executive Proceedings) of the Indenture, the Notes Collateral Agent and the Trustee may commence executive proceedings in Spain by presenting to the relevant Spanish court:

(i) an original copy of the Spanish Public Document (escritura pública or póliza intervenida, at the choice of the Notes Collateral Agent or the Trustee) formalizing this Supplemental Indenture;

(ii) a notarial document (acta notarial) incorporating the schedule of calculations referred to in sub-paragraph (c)(i) above; and

(iii) a notarial document (acta notarial) providing evidence of the prior notice to the Guaranteeing Subsidiary of the amount owed under the Indenture as per the schedule of calculations before the start of the executive proceedings.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

VENATOR P&A SPAIN S.L.U.

By	/s/Kurt D. Ogden
Name: Kurt D. Ogden
Title: Director and Authorized Signatory

[Signature Page to Supplemental Indenture (Spanish Guarantor)]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/Jane Schweiger
Name: Jane Schweiger
Title: Vice President

[Signature Page to Supplemental Indenture (Spanish Guarantor)]